Civeo Reports Second Quarter 2026 Results
Highlights:
•Reported revenues of $180.0 million, net loss of $2.5 million and Adjusted EBITDA of $23.8 million;
•Consolidated revenues increased 11%, driven by integrated services growth in both Australia and Canada, higher occupancy in Canada and the strengthening of the Australian dollar;
•Subsequent to quarter-end, issued $115.0 million of 4.50% convertible senior notes due 2031, securing long-term, fixed-rate capital that lowers the Company's near-term cost of capital and positions Civeo to invest in a growing pipeline of North American infrastructure opportunities; and
•Concurrent with the convertible notes offering, repurchased 660,297 common shares for approximately $22.3 million, completing the Company’s previously authorized 20% share repurchase program and commencing execution under its additional 10% authorization.

HOUSTON, July 30, 2026 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2026.
Bradley J. Dodson, Civeo's President and Chief Executive Officer, said, "We delivered a solid second quarter with 11% year-over-year revenue growth. In Australia, we benefited from the stronger Australian dollar, revenue growth in our integrated services platform and contributions from our recently acquired villages. In Canada, higher occupancy and our new integrated services contract in Ontario helped drive year-over-year revenue growth, while start-up costs associated with the new contract negatively impacted Adjusted EBITDA.”

Mr. Dodson continued, “In July, we took a significant step to better position Civeo to capitalize on a rapidly expanding set of North American growth opportunities, including LNG, Canadian energy infrastructure, and power and data center development. By issuing $115.0 million of 4.50% convertible senior notes due 2031, we replaced higher-cost, floating-rate borrowings with five-year, fixed-rate, unsecured capital while enhancing our financial flexibility to capitalize on these opportunities. Because we intend to satisfy the principal amount of the notes in cash and repurchased approximately 660,000 common shares concurrent with the offering, the transaction is not expected to result in common shareholder dilution unless Civeo common shares increase in value above approximately $53 per share.”

Mr. Dodson concluded, “Looking ahead, we expect our operations in Canada to deliver approximately 20% year-over-year revenue growth in the back half of 2026, driven by continued execution in our base business and growing success in our integrated services pursuits. In Australia, our business is executing well despite macro-driven headwinds that are likely to persist through year-end, and we remain optimistic about a recovery in 2027 and beyond. Supported by our enhanced financial flexibility and growing pipeline of North American infrastructure opportunities, we believe Civeo is well positioned for long-term growth and value creation as we continue to operate safely and efficiently, manage costs prudently and allocate capital to high-return opportunities in a prudent and disciplined manner.”

Second Quarter 2026 Results
In the second quarter of 2026, Civeo generated revenues of $180.0 million and reported a net loss of $2.5 million, or $0.23 per diluted share. During the second quarter of 2026, Civeo produced operating cash flow of $11.6 million and Adjusted EBITDA of $23.8 million.

By comparison, in the second quarter of 2025, Civeo generated revenues of $162.7 million and reported a net loss of $3.3 million, or $0.25 per diluted share. During the second quarter of 2025, Civeo produced negative operating cash flow of $2.3 million and Adjusted EBITDA of $25.0 million.
The modest year-over-year decrease in Adjusted EBITDA reflected several factors. In Canada, billed rooms in the core region declined modestly due to the timing of turnaround demand, and the Company incurred start-up costs associated with a new integrated services contract. In Australia, owned-village occupancy was hampered by customers’ cautious response to geopolitical uncertainty surrounding diesel prices and availability, despite relatively strong underlying commodity prices. These headwinds were partially offset by stronger year-over-year performance in the Company’s Canadian LNG-related rooms, contributions from the recently acquired villages in Australia and the favorable impact of a stronger Australian dollar.

Business Segment Results
Australia
During the second quarter of 2026, the Australian segment generated revenues of $125.4 million, operating income of $13.6 million and Adjusted EBITDA of $22.6 million, compared to revenues of $112.7 million, operating income of $13.2 million and Adjusted EBITDA of $22.3 million in the second quarter of 2025. Results for the second quarter of 2026 include the impact of a strengthened Australian dollar relative to the U.S. dollar, which positively impacted revenues and Adjusted EBITDA by $12.2 million and $2.2 million, respectively.

The Australian segment reported an 11% increase in revenues and a 1% increase in Adjusted EBITDA. The year-over-year increase in revenues was primarily driven by increased integrated services activity and the strengthening of the Australian dollar.

Canada
During the second quarter of 2026, the Canadian segment generated revenues of $54.6 million, an operating loss of $1.7 million and Adjusted EBITDA of $6.0 million, compared to revenues of $50.0 million, an operating loss of $2.5 million and Adjusted EBITDA of $6.9 million in the second quarter of 2025.

The Canadian segment reported a 9% increase in revenues driven by higher occupancy and the new integrated services contract in Ontario. Adjusted EBITDA decreased, primarily reflecting start-up costs associated with the new integrated services contract.

Financial Condition and Capital Allocation
As of June 30, 2026, Civeo had total liquidity of approximately $82.2 million. Civeo's total debt at June 30, 2026 was $208.6 million, a $3.7 million decrease from March 31, 2026. Civeo's net debt at June 30, 2026 was $190.9 million, a $7.9 million decrease since March 31, 2026, bringing Civeo's reported net leverage ratio to 2.1x as of June 30, 2026.
During the second quarter of 2026, Civeo invested $3.7 million in capital expenditures compared to $4.5 million invested during the second quarter of 2025. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

In July 2026, the Company issued $115.0 million aggregate principal amount of 4.50% convertible senior notes due 2031, including the full exercise of the initial purchasers' option to purchase an additional $15.0 million of notes. The offering closed on July 7, 2026. The notes bear interest at a fixed rate of 4.50% per annum, mature on August 1, 2031, and have an initial conversion price of approximately $40.51 per share, representing a 20% premium to the closing price of Civeo's common shares on July 1, 2026. Concurrent with the offering, Civeo repurchased 660,297 of its common shares for approximately $22.3 million. Approximately 111,000 of these shares completed the 20% share repurchase authorization approved by the Board of Directors in April 2025. Upon completion of that authorization, the Company began executing on its previously announced authorization to repurchase up to an additional 10% of its outstanding common shares. The remaining approximately 549,000 shares were applied to the new authorization, bringing it to approximately 50% complete. The Company used the net proceeds from the offering to fund the concurrent share repurchase and repay borrowings under its revolving credit facility, restoring undrawn capacity and further enhancing its financial flexibility.

Full Year 2026 Guidance
For the full year of 2026, Civeo is maintaining its previously provided revenue and Adjusted EBITDA guidance of $675 million to $700 million and $85 million to $90 million, respectively.

The Company is maintaining its full year 2026 capital expenditure guidance range of $25 million to $30 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2026 financial results today at 9:30 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13761993#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13761993#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 26 lodges and villages in Australia and North America with an aggregate of approximately 26,300 rooms. In addition, Civeo operates and provides hospitality services at 22 customer-owned locations with approximately 18,300 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition, future infrastructure-related opportunities and liquidity needs, are based on then-current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues	$180,017	$162,694	$352,684	$306,738

Costs and expenses:
Cost of sales and services	138,611	121,531	271,117	236,146
Selling, general and administrative expenses	20,406	20,470	40,474	38,655
Depreciation and amortization expense	16,327	17,827	33,635	34,080
Other operating (income) expense	(419)	66	(757)	573
	174,925	159,894	344,469	309,454
Operating income (loss)	5,092	2,800	8,215	(2,716)

Interest expense	(4,256)	(2,699)	(8,018)	(4,318)
Interest income	52	75	90	101
Other income	120	119	59	466
Income (loss) before income taxes	1,008	295	346	(6,467)
Income tax expense	(3,525)	(3,606)	(6,666)	(6,694)
Net loss	(2,517)	(3,311)	(6,320)	(13,161)
Less: Net loss attributable to noncontrolling interest	4	3	9	(5)
Net loss attributable to Civeo Corporation	$(2,521)	$(3,314)	$(6,329)	$(13,156)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.23)	$(0.25)	$(0.57)	$(0.98)
Diluted	$(0.23)	$(0.25)	$(0.57)	$(0.98)

Weighted average number of common shares outstanding:
Basic	10,930	13,177	11,025	13,387
Diluted	10,930	13,177	11,025	13,387

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2026	December 31, 2025
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$20,605	$14,439
Accounts receivable, net	109,487	90,470
Inventories	6,633	6,218
Prepaid expenses and other current assets	25,123	20,086
Total current assets	161,848	131,213

Property, plant and equipment, net	223,030	244,517
Goodwill, net	7,807	7,541
Other intangible assets, net	65,728	70,410
Operating lease right-of-use assets	16,554	14,485
Other noncurrent assets	12,888	9,245
Total assets	$487,855	$477,411

Current liabilities:
Accounts payable	$42,127	$44,282
Accrued liabilities	32,328	30,837
Income taxes payable	38	153
Deferred revenue	4,058	2,903
Other current liabilities	7,238	6,761
Total current liabilities	85,789	84,936

Long-term debt	208,595	182,842
Deferred income taxes	1,760	3,318
Operating lease liabilities	12,909	11,142
Other noncurrent liabilities	19,393	20,789
Total liabilities	328,446	303,027

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,635,733	1,634,883
Accumulated deficit	(1,079,880)	(1,058,911)
Treasury stock	(11,112)	(10,775)
Accumulated other comprehensive loss	(385,332)	(390,813)
Total Civeo Corporation shareholders' equity	159,409	174,384
Noncontrolling interest	—	—
Total shareholders' equity	159,409	174,384
Total liabilities and shareholders' equity	$487,855	$477,411

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2026	2025

Cash flows from operating activities:
Net loss	$(6,320)	$(13,161)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	33,635	34,080
Deferred income tax benefit	(1,706)	(1,868)
Non-cash compensation charge	850	1,199
Gains on disposals of assets	(351)	(261)
Provision for credit losses, net of recoveries	796	(9)
Other, net	1,402	581
Changes in operating assets and liabilities:
Accounts receivable	(18,728)	(10,313)
Inventories	(355)	2,049
Accounts payable and accrued liabilities	(170)	(1,718)
Taxes payable	(3,342)	(13,089)
Other current and noncurrent assets and liabilities, net	(3,815)	(8,248)
Net cash flows provided by (used in) operating activities	1,896	(10,758)

Cash flows from investing activities:
Capital expenditures	(7,846)	(9,769)
Acquisitions and related payments	—	(64,948)
Proceeds from dispositions of property, plant and equipment	1,215	273
Other, net	—	—
Net cash flows used in investing activities	(6,631)	(74,444)

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	29,580	119,223
Debt issuance costs	(3,434)	(423)
Dividends paid	—	(3,437)
Repurchases of common shares	(14,353)	(22,474)
Taxes paid on vested shares	(337)	(645)
Net cash flows provided by financing activities	11,456	92,244

Effect of exchange rate changes on cash	(555)	2,392
Net change in cash and cash equivalents	6,166	9,434

Cash and cash equivalents, beginning of period	14,439	5,204
Cash and cash equivalents, end of period	$20,605	$14,638

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues
Australia	$125,446	$112,672	$248,464	$216,318
Canada	54,571	50,022	104,220	90,420
Other	—	—	—	—
Total revenues	$180,017	$162,694	$352,684	$306,738

EBITDA (1)
Australia	$22,510	$22,215	$44,336	$41,210
Canada	5,861	6,380	9,554	4,566
Corporate, other and eliminations	(6,836)	(7,852)	(11,990)	(13,941)
Total EBITDA	$21,535	$20,743	$41,900	$31,835

Adjusted EBITDA (1)
Australia	$22,572	$22,266	$44,369	$41,306
Canada	5,983	6,869	11,138	6,082
Corporate, other and eliminations	(4,774)	(4,127)	(9,197)	(9,725)
Total adjusted EBITDA	$23,781	$25,008	$46,310	$37,663

Operating income (loss)
Australia	$13,628	$13,176	$26,316	$24,370
Canada	(1,669)	(2,498)	(6,058)	(13,086)
Corporate, other and eliminations	(6,867)	(7,878)	(12,043)	(14,000)
Total operating income (loss)	$5,092	$2,800	$8,215	$(2,716)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Supplemental Operating Data - Australian Segment
Revenues
Accommodation and associated services revenue (1)	$57,373	$52,682	$113,179	$99,505
Integrated services and other services revenue (3)	68,073	59,990	135,285	116,813
Total Australian revenues	$125,446	$112,672	$248,464	$216,318

Costs
Accommodation and associated services cost	$28,933	$25,890	$56,990	$48,961
Integrated services and other services cost	60,996	53,163	121,545	103,814
Indirect other cost	4,185	3,424	8,047	6,422
Total Australian cost of sales and services	$94,114	$82,477	$186,582	$159,197

Average daily rates (4)	$85	$76	$84	$76

Billed rooms (5)	674,506	690,506	1,350,008	1,316,142

Australian dollar to U.S. dollar	$0.710	$0.641	$0.703	$0.634

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation and associated services revenue (1)	$44,082	$42,590	$87,216	$76,026
Mobile facility rental and associated services revenue (2)	367	434	1,405	653
Integrated services and other services revenue (3)	10,122	6,998	15,599	13,741
Total Canadian revenues	$54,571	$50,022	$104,220	$90,420

Costs
Accommodation and associated services cost	$31,416	$30,618	$63,540	$59,483
Mobile facility rental and associated services cost	348	135	1,027	135
Integrated services and other services cost	10,578	6,237	15,655	12,710
Indirect other cost	1,916	2,047	4,063	4,354
Total Canadian cost of sales and services	$44,258	$39,037	$84,285	$76,682

Average daily rates (4)	$96	$94	$97	$94

Billed rooms (5)	458,020	449,970	891,610	808,667

Canadian dollar to U.S. dollar	$0.723	$0.723	$0.726	$0.710

(1)Includes revenues related to village and lodge rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food service and other services, including laundry, facilities management and water and wastewater treatment services, for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue in our owned villages and lodges.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA

(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended June 30, 2026				Three months ended June 30, 2025
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility Management	$92,869	$33,474	$—	$126,343	$82,633	$29,952	$—	$112,585
Asset Intensive: Accommodations and Infrastructure	32,577	21,097	—	53,674	30,039	20,070	—	50,109
Total revenues	$125,446	$54,571	$—	$180,017	$112,672	$50,022	$—	$162,694

	Six months ended June 30, 2026				Six months ended June 30, 2025
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility Management	$183,774	$61,968	$—	$245,742	$159,292	$55,601	$—	$214,893
Asset Intensive: Accommodations and Infrastructure	64,690	42,252	—	106,942	57,026	34,819	—	91,845
Total revenues	$248,464	$104,220	$—	$352,684	$216,318	$90,420	$—	$306,738

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025	2026

EBITDA (1)	$21,535	$20,743	$41,900	$31,835	$87,486
Adjusted EBITDA (1)	$23,781	$25,008	$46,310	$37,663	$96,824
Net Leverage Ratio (2)					2.1x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2026	2025	2026	2025	2026

Net loss attributable to Civeo Corporation	$(2,521)	$(3,314)	$(6,329)	$(13,156)	$(13,244)
Income tax expense	3,525	3,606	6,666	6,694	13,592
Depreciation and amortization	16,327	17,827	33,635	34,080	72,173
Interest income	(52)	(75)	(90)	(101)	(153)
Interest expense	4,256	2,699	8,018	4,318	15,118
EBITDA	$21,535	$20,743	$41,900	$31,835	$87,486
Adjustments to EBITDA
Resolution of a sales and occupancy tax matter (a)	1,500	—	1,500	—	1,500
Cost saving initiatives (b)	88	474	1,590	1,438	2,337
Share-based compensation (c)	598	601	850	1,200	2,710
Shareholder activist costs	60	3,190	470	3,190	2,791
Adjusted EBITDA	$23,781	$25,008	$46,310	$37,663	$96,824

(a)Represents the non-recurring settlement of a sales and occupancy tax matter related to our former U.S. business, which was sold in 2023.
(b)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.

(c)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of June 30,
2026

Total debt (including finance lease obligations)	$211,545
Less: Cash and cash equivalents	20,605
Net debt	$190,940

Adjusted EBITDA for the twelve months ended June 30, 2026 (a)	$96,824
Adjustments to Adjusted EBITDA
Interest income	153
Resolution of a sales and occupancy tax matter (b)	(1,500)
Cost saving initiatives (b)	(2,337)
Shareholder activist costs (b)	(2,791)
Bank-adjusted EBITDA	$90,349

Net leverage ratio (c)	2.1x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation.
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility.
(c) Calculated as net debt divided by bank-adjusted EBITDA.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2026

EBITDA Range (1)	$79.3	$84.3
Adjusted EBITDA Range (1)	$85.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2026
	(estimated)

Net loss	$(15.2)	$(11.2)
Income tax expense	14.0	15.0
Depreciation and amortization	65.0	65.0
Interest expense	15.5	15.5
EBITDA	$79.3	$84.3

Adjustments to EBITDA
Shareholder activist costs	0.6	0.6
Cost saving initiatives	1.6	1.6
Resolution of a sales and occupancy tax matter	1.5	1.5
Share-based compensation	2.0	2.0
Adjusted EBITDA	$85.0	$90.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400